Exhibit 99.1

     American Retirement Corporation to Acquire Florida Community

    NASHVILLE, Tenn.--(BUSINESS WIRE)--March 21, 2006--American Retirement Corporation (NYSE: ACR) ("ARC" or the "Company"), a leading national provider of senior living housing and care, today announced that it has entered into a definitive asset purchase agreement with an affiliate of Westport Senior Living to acquire Freedom Village of Bradenton, a continuing care retirement community located in Bradenton, Florida. The community consists of 500 independent living retirement apartments, a 120 bed skilled nursing facility and a 140 bed assisted living facility.
    The aggregate purchase price for the community is $95 million plus the assumption of certain resident refund liabilities that are generally paid out of the resale of the entry-fee units. The purchase price is subject to customary closing adjustments. The community had approximately $30 million of revenue in 2005 and ended the year at 90% occupancy.
    "This community will be a great addition to the seven other communities that we operate in the Bradenton/Tampa area," said Bill Sheriff, Chairman, President and CEO of the Company. "We will have over 2,700 units in a very attractive seniors market, which continues to build our local market critical mass that provides an enhanced platform for our ancillary services strategy. Through the joint venture structure, we anticipate a strong return through our management fee, health center lease and minority interest in the community. We are pleased to partner again with Prudential Real Estate Investors and GMAC on another transaction that will bring value to our shareholders."
    The Company will consummate the acquisition through a joint venture, which will be owned 20% by the Company and 80% by investors in a senior housing strategy managed by Prudential Real Estate Investors, the real estate investment management business of Prudential Financial, Inc. (NYSE:PRU). The Company has obtained a firm commitment from GMAC Commercial Mortgage Bank, to provide the joint venture with approximately $62 million of senior debt financing. ARC will manage the independent living component of the community pursuant to a long-term management agreement and will lease the health center (assisted living and skilled nursing components) from the joint venture.
    The consummation of the transaction is subject to receipt of required regulatory approvals and satisfaction of certain closing conditions and contingencies, including satisfactory completion of due diligence. The transaction is expected to close no later than May 31, 2006. The Company will file a Form 8-K with the SEC which provides further information concerning the transaction.

    Company Profile

    American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and Alzheimer's care. Established in 1978, the Company believes that it is a leader in the operation and management of senior living communities, including independent living communities, continuing care retirement communities, free-standing assisted living communities, and the development of specialized care programs for residents with Alzheimer's and other forms of dementia. The Company's operating philosophy is to enhance the lives of seniors by striving to provide the highest quality of care and services in well-operated communities designed to improve and protect the quality of life, independence, personal freedom, privacy, spirit, and dignity of its residents The Company currently operates 80 senior living communities in 19 states, with an aggregate unit capacity of approximately 15,200 units and resident capacity of approximately 16,900. The Company owns 31 communities (including 13 communities in joint ventures), leases 43 communities, and manages 6 communities pursuant to management agreements.

    Safe Harbor Statement

    Statements contained in this press release and statements made by or on behalf of ARC relating hereto may be deemed to constitute forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company or its management, including, without limitation, all statements regarding the Company's expectations concerning the formation of the joint venture, the consummation of the acquisition and the related financing and the future financial performance of the community and its effect on the Company's financial performance. These forward-looking statements may be affected by certain risks and uncertainties, including without limitation the following: (i) the Company's ability to satisfy all of the closing conditions and contingencies necessary to consummate the acquisition and obtain the GMAC financing, (ii) the Company's ability to integrate the community into the Company's operations, (iii) the risk that the Company will be unable to improve its results of operations, increase cash flow and reduce expenses, (iv) the Company's ability to resell units at the community, (v) the risks associated with adverse market conditions of the senior housing industry and the United States economy in general, (vi) the risk associated with the Company's debt and lease obligations, and (vi) the risk factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 under the caption "Risk Factors" and in the Company's other filings with the SEC. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.



    CONTACT: American Retirement Corporation
             Ross C. Roadman, 615-376-2412